EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Hills Bancorporation:

We consent to the incorporation by reference in the registration statements (No. 333-736006 and No. 33-2657) on Form S-8 of Hills Bancorporation of our reports dated March 9, 2007, with respect to the consolidated balance sheets of Hills Bancorporation as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Hills Bancorporation.

Des Moines, Iowa
March 9, 2007

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